EXHIBIT 99.1

News Release

July 25, 2013

Ashland Inc. reports preliminary financial results for third quarter of fiscal 2013

•	Earnings from continuing operations equal $1.47 per diluted share; adjusted EPS, excluding key items, is $1.66 per diluted share
•	Results reflect a non-cash charge, after tax, of $0.16 per share related to elastomers inventory write-down
•	Free cash flow estimate for fiscal 2013 raised to approximately $450 million
•	Company exploring strategic options for Ashland Water Technologies, including possible sale
•	Ashland initiates process to sell elastomers business

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH), a global leader in specialty chemical solutions for consumer and industrial markets, today announced preliminary(1) financial results for the quarter ended June 30, 2013, the third quarter of its 2013 fiscal year.

Quarterly Highlights

(in millions except per-share amounts)	Quarter Ended June 30
	2013	2012
Operating income	$210	$263
Key items*	10	11
Adjusted operating income*	$220	$274

Adjusted EBITDA*	$325	$381

Diluted earnings per share (EPS)
From net income	$1.55	$1.90

From continuing operations	$1.47	$2.00
Key items*	0.19	0.04
Adjusted EPS from continuing operations*	$1.66	$2.04

Cash flows provided by operating activities from continuing operations	$255	$118
Free cash flow*	184	52

*See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations.

Ashland reported income from continuing operations of $117 million, or $1.47 per diluted share, on sales of $2.1 billion. These results included several key items that together reduced income from continuing operations by approximately $15 million, net of tax, or $0.19 per diluted share. The largest key item was a $10 million after-tax charge from adjustments made to environmental reserves primarily related to legacy non-operating sites. Excluding all key items, Ashland’s adjusted earnings per share declined 19 percent, to $1.66, when compared to the year-ago quarter. These adjusted results include a non-cash write-down of $17 million, or $0.16 per diluted share, on elastomers inventory within Ashland Performance Materials.

For the year-ago quarter, Ashland reported income from continuing operations of $160 million, or $2.00 per diluted share, on sales of $2.1 billion. The year-ago results included three key items that had a combined negative effect of $3 million, net of tax, or $0.04 per diluted share. Excluding these three items, adjusted income from continuing operations was $163 million, or $2.04 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items in both periods.)

For the remainder of this news release, financial results exclude the effect of key items in both the current and prior-year quarters. On this basis, Ashland’s results as compared to the year-ago quarter were as follows:
•	Volumes rose 3 percent;
•	Sales declined 4 percent to $2.1 billion;
•	Operating income decreased 20 percent to $220 million;
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased 15 percent to $325 million; and
•	EBITDA as a percent of sales decreased 200 basis points to 15.8 percent.

“Much of the decline in sales and profitability during the third quarter can be attributed to sharply lower guar sales in Ashland Specialty Ingredients when compared to the year-ago period. Excluding guar and the elastomers write-down, our overall performance in the third quarter was encouraging,” said James J. O’Brien, Ashland chairman and chief executive officer. “Each of our four commercial units reported volume increases. Within Ashland Specialty Ingredients, volumes rose 4 percent versus the year-ago period. Our higher-margin pharmaceutical and personal care businesses were particularly strong, with good gains in both sales and volume. Ashland Water Technologies continued to improve, with overall increases in sales and volume driven by our pulp and paper business. Ashland Performance Materials reported a 3 percent volume increase driven by solid gains in our adhesives and composites business. Ashland Consumer Markets delivered another strong quarter as international growth and several successful promotions helped fuel a 26 percent increase in EBITDA compared to a year ago.”

“During the third quarter, we also increased our quarterly dividend by more than 50 percent and bought back 1.7 million shares of Ashland stock as part of a new $600 million stock repurchase authorization. These actions reflect our continued commitment to create value for shareholders,” he added.

The company also generated $184 million in free cash flow during the third quarter, bringing the total through the first nine months of fiscal 2013 to $357 million. In light of this strong performance, Ashland now expects free cash flow for the full fiscal year to be approximately $450 million.

Business Segment Performance
In order to aid understanding of Ashland’s ongoing business performance, the results of Ashland’s business segments are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release.

Ashland Specialty Ingredients’ year-over-year sales declined 10 percent, to $716 million, driven by an $86 million reduction in guar sales versus last year. Excluding guar, overall sales increased 1 percent. The impact of lower guar sales could also be seen on profitability, as EBITDA declined 35 percent, to $145 million. EBITDA as a percent of sales was 20.3 percent, down 790 basis points versus the year-ago quarter. Sales within Ashland’s higher-margin pharmaceutical and personal care businesses rose 9 percent and 5 percent, respectively. This improvement was driven largely by increased growth in Latin America and other emerging markets. Specialty Ingredients’ non-guar energy business performed well with a 6 percent increase in gross profit versus the prior-year quarter. On a sequential basis, Specialty Ingredients’ volume rose 8 percent and sales increased 5 percent. Coatings and construction showed particular improvement, with combined sales increasing 15 percent sequentially.

Ashland Water Technologies showed continued improvement, both on a year-over-year basis and sequentially. Sales increased 2 percent to $435 million versus a year ago. The pulp and paper business led the way with a 7 percent increase in sales. Industrial water, which includes utility water and municipal wastewater treatment, continued to face challenges as sales declined 4 percent. Overall EBITDA rose 11 percent, to $41 million, while EBITDA as a percent of sales climbed 70 basis points to 9.4 percent. The commercial unit’s improved performance was attributed to better supply chain execution, improved product mix, increased asset utilization and better contract management. On a sequential basis, overall sales rose 3 percent, EBITDA increased 5 percent and EBITDA margin increased 20 basis points. Of note, sales within industrial water increased 2 percent sequentially.

Within Ashland Performance Materials, year-over-year volumes rose 3 percent. The adhesives and composites business showed particular strength, with volumes rising 5 percent and sales gaining 4 percent. This segment is benefitting from improving demand in North America and more favorable product mix overall. Total sales within Performance Materials declined 2 percent, to $395 million, primarily due to steep declines in the price of butadiene, a key feedstock for elastomers. This led Ashland to take a $17 million non-cash inventory write-down during the third quarter. The majority of this write-down relates to a decline in inventory value that occurred earlier in the 2013 fiscal year. Year-over-year EBITDA declined 39 percent to $30 million. On a sequential basis, volume rose 5 percent and sales increased 6 percent. In particular, adhesives and composites sales and volume both increased by 7 percent on a sequential basis, primarily from improvement in North America and Asia.

Ashland has initiated a process to sell the elastomers business, which accounted for approximately 22 percent of Performance Materials’ $1.5 billion in sales for the trailing 12 months ended June 30, 2013. This business, which primarily serves the North American replacement tire market, was acquired as part of the ISP transaction in August 2011. Ashland operates a 250-person manufacturing facility in Port Neches, Texas, that serves elastomers customers.

“The decision to sell our elastomers business fits with Ashland’s well-established strategy of divesting non-core assets and reinvesting in higher-margin, specialty chemical businesses where we see attractive growth opportunities. We have a great team leading elastomers, and this business could be a good strategic fit for the right operator,” said O’Brien.

Ashland Consumer Markets reported a strong third quarter driven by improved results across all business units. The international business reported continued growth, as improvements in Asia and Latin America contributed a 6 percent gain in volume. The Do-It-Yourself business unit reported modest growth, with several promotions helping to drive higher volumes for premium lubricants. Overall lubricant volumes increased 1 percent from the prior year. While year-over-year sales decreased 1 percent to $513 million, EBITDA rose 26 percent to $86 million. EBITDA as a percent of sales was 16.8 percent, an increase of 360 basis points versus the year-ago quarter. On a sequential basis, lubricant volume rose 5 percent and sales gained 4 percent.

After excluding the effects from key items, Ashland’s effective tax rate for the June 2013 quarter was 24 percent. Ashland now expects its effective tax rate for the full 2013 fiscal year to be at the low end of the range of 25-27 percent.

Ashland exploring strategic alternatives for Water Technologies
The company also announced that it is exploring strategic alternatives for Ashland Water Technologies, including a potential sale of the business. The company has retained Citi to assist in this process and intends to evaluate all options.

“We are committed to unlocking value for Ashland shareholders,” said O’Brien. “While Water Technologies’ performance has improved this year, we believe that evaluating strategic options, including a possible sale, will help us determine the best path forward for this business.”

Outlook
As Ashland enters the fourth quarter, O’Brien said he sees several encouraging signs.

“Market demand and volume trends have begun to improve in several areas of our business, providing momentum as we head toward the end of our fiscal year. Although we face difficult year-over-year comparisons in guar sales and profitability in the fourth quarter, this will be the final quarter of that effect. We are generating higher free cash flow than originally expected, leading us to raise our estimates for the full fiscal year. And earlier this month we rolled out our enterprise resource planning system across the former ISP sites. We expect this SAP system to be fully implemented in the fourth quarter, allowing us to capture the majority of the remaining $15 million in synergy savings as we enter fiscal 2014,” he said.

Conference Call Webcast
Ashland will host a live webcast of its third-quarter conference call with securities analysts at 9 a.m. EDT Thursday, July 25, 2013. The webcast and supporting materials will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP (Generally Accepted Accounting Principles) measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of such non-GAAP measures assists investors in understanding the ongoing operating performance of the company and its segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Ashland Consumer Markets.
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C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “may,” “will,” “should” and “intends” and the negatives of these words or other comparable terminology. In addition, Ashland may from time to time make forward-looking statements in its filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt), the potential strategic transaction involving Ashland Water Technologies and the potential sale of the elastomers business (including, in each case, the possibility that a transaction may not occur or that, if a transaction does occur, Ashland may not realize the anticipated benefits from such transaction), Ashland’s ability to generate sufficient cash to finance its stock repurchase plans, severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Ashland undertakes no obligation to subsequently update any forward-looking statements made in this news release or otherwise except as required by securities or other applicable law.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-Q for the quarter ended June 30, 2013, is filed with the SEC.

SMService mark, Ashland or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION:

Investor Relations:
Jason Thompson
+1 (859) 815-4454
jlthompson@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2013	2012	2013	2012

Sales	$2,059	$2,141	$5,902	$6,149
Cost of sales	1,479	1,514	4,217	4,426
GROSS PROFIT	580	627	1,685	1,723
Selling, general and administrative expense	363	349	1,047	1,092
Research and development expense	35	30	106	91
Equity and other income	28	15	59	46
OPERATING INCOME	210	263	591	586
Net interest and other financing expense	51	53	239	166
Net (loss) gain on acquisitions and divestitures	(1)	5	6	2
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	158	215	358	422
Income tax expense	41	55	84	112
INCOME FROM CONTINUING OPERATIONS	117	160	274	310
Income (loss) from discontinued operations (net of income taxes)	7	(9)	4	(10)

NET INCOME	$124	$151	$278	$300

DILUTED EARNINGS PER SHARE
Income from continuing operations	$1.47	$2.00	$3.42	$3.90
Income (loss) from discontinued operations	0.08	(0.10)	0.05	(0.13)
Net income	$1.55	$1.90	$3.47	$3.77

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	80	80	80	80

SALES
Specialty Ingredients	$716	$793	$2,020	$2,144
Water Technologies	435	427	1,281	1,302
Performance Materials	395	404	1,113	1,191
Consumer Markets	513	517	1,488	1,512
	$2,059	$2,141	$5,902	$6,149

OPERATING INCOME (LOSS)
Specialty Ingredients	$92	$156	$251	$341
Water Technologies	23	19	49	64
Performance Materials	17	37	52	92
Consumer Markets	77	59	222	162
Unallocated and other	1	(8)	17	(73)
	$210	$263	$591	$586

Ashland Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	June 30	September 30
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$377	$523
Accounts receivable	1,512	1,481
Inventories	864	1,008
Deferred income taxes	157	116
Other assets	66	81
Total current assets	2,976	3,209

Noncurrent assets
Property, plant and equipment
Cost	4,615	4,478
Accumulated depreciation and amortization	1,837	1,646
Net property, plant and equipment	2,778	2,832

Goodwill	3,348	3,342
Intangibles	1,840	1,936
Asbestos insurance receivable (noncurrent portion)	439	449
Equity and other unconsolidated investments	225	217
Other assets	553	539
Total noncurrent assets	9,183	9,315

Total assets	$12,159	$12,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$456	$344
Current portion of long-term debt	8	115
Trade and other payables	746	877
Accrued expenses and other liabilities	608	577
Total current liabilities	1,818	1,913

Noncurrent liabilities
Long-term debt (noncurrent portion)	2,958	3,131
Employee benefit obligations	1,697	1,839
Asbestos litigation reserve (noncurrent portion)	746	771
Deferred income taxes	264	208
Other liabilities	577	633
Total noncurrent liabilities	6,242	6,582

Stockholders’ equity	4,099	4,029

Total liabilities and stockholders' equity	$12,159	$12,524

Ashland Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Nine months ended
	June 30		June 30
	2013	2012	2013	2012
CASH FLOWS (USED) PROVIDED BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income	$124	$151	$278	$300
(Income) loss from discontinued operations (net of income taxes)	(7)	9	(4)	10
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	106	107	318	320
Debt issuance cost amortization	5	6	62	18
Purchased in-process research and development expense	-	-	4	-
Deferred income taxes	21	(5)	16	(2)
Equity income from affiliates	(8)	(10)	(22)	(24)
Distributions from equity affiliates	4	2	9	3
Gain from sale of property and equipment	-	-	(1)	(1)
Stock based compensation expense	8	7	25	19
Net loss (gain) on acquisitions and divestitures	1	(6)	(6)	(4)
Inventory fair value adjustment related to ISP acquisition	-	-	-	28
Change in operating assets and liabilities (a)	1	(143)	(186)	(521)
	255	118	493	146
CASH FLOWS (USED) PROVIDED BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(71)	(66)	(188)	(164)
Proceeds from disposal of property, plant and equipment	2	6	5	10
Proceeds from sale of available-for-sale securities	-	-	-	4
Proceeds from sale of operations or equity investments	2	-	2	41
	(67)	(60)	(181)	(109)
CASH FLOWS (USED) PROVIDED BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Proceeds from issuance of long-term debt	-	-	2,320	2
Repayment of long-term debt	(88)	(22)	(2,605)	(79)
(Repayment of)/proceeds from short-term debt	-	(11)	112	(38)
Repurchase of common stock	(150)	-	(150)	-
Debt issuance costs	(2)	-	(38)	-
Cash dividends paid	(26)	(18)	(62)	(45)
Proceeds from exercise of stock options	-	1	1	2
Excess tax benefits related to share-based payments	1	2	5	5
	(265)	(48)	(417)	(153)
CASH (USED) PROVIDED BY CONTINUING OPERATIONS	(77)	10	(105)	(116)
Cash used by discontinued operations
Operating cash flows	(13)	(9)	(43)	(17)
Investing cash flows	-	(1)	-	(1)
Effect of currency exchange rate changes on cash and
cash equivalents	(1)	(2)	2	(6)
DECREASE IN CASH AND CASH EQUIVALENTS	(91)	(2)	(146)	(140)
Cash and cash equivalents - beginning of period	468	599	523	737
CASH AND CASH EQUIVALENTS - END OF PERIOD	$377	$597	$377	$597

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$66	$68	$198	$200
Water Technologies	18	18	54	54
Performance Materials	13	12	40	37
Consumer Markets	9	9	26	27
Unallocated and other	-	-	-	2
	$106	$107	$318	$320
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$35	$30	$91	$78
Water Technologies	11	11	33	31
Performance Materials	10	11	25	27
Consumer Markets	8	8	20	16
Unallocated and other	7	6	19	12
	$71	$66	$188	$164

(a) Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2013	2012	2013	2012
SPECIALTY INGREDIENTS
Sales per shipping day	$11.2	$12.4	$10.7	$11.3
Metric tons sold (thousands)	108.7	104.3	298.3	298.9
Gross profit as a percent of sales (a) (b)	28.5%	34.7%	29.9%	32.6%
WATER TECHNOLOGIES
Sales per shipping day	$6.8	$6.7	$6.8	$6.9
Gross profit as a percent of sales (a)	33.9%	32.1%	33.5%	31.7%
PERFORMANCE MATERIALS
Sales per shipping day	$6.2	$6.3	$5.9	$6.3
Metric tons sold (thousands)	137.9	133.4	394.0	411.3
Gross profit as a percent of sales (a) (c)	14.2%	18.1%	14.8%	17.3%
CONSUMER MARKETS
Lubricant sales (gallons)	41.3	40.8	117.6	118.2
Premium lubricants (percent of U.S. branded volumes)	33.6%	30.8%	33.5%	30.2%
Gross profit as a percent of sales (a)	32.4%	26.8%	31.5%	26.2%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.
(b)
Gross profit for the nine months ended June 30, 2013 includes a loss of $31 million related to certain commoditized guar inventories, as well as income of $22 million related to the settlement of a business interruption insurance claim. Excluding these two items, the gross profit percentage would have been 30.4%. Gross profit for the nine months ended June 30, 2012 includes expense of $28 million related to the fair value of inventory acquired from ISP. Excluding this expense, the gross profit percentage would have been 33.9%.

(c)	Gross profit for the three and nine months ended June 30, 2013 includes a $17 million charge related to a lower of cost or market adjustment within the Elastomers line of business. Excluding this expense, the gross profit percentage would have been 18.7% and 16.4%, respectively.

Ashland Inc. and Consolidated Subsidiaries						Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended June 30, 2013
	Specialty	Water	Performance	Consumer	Unallocated
	Ingredients	Technologies	Materials	Markets	& Other	Total
OPERATING INCOME (LOSS)
Restructuring and other integration costs	$-	$-	$-	$-	$(7)	$(7)
Environmental reserve adjustment	-	-	-	-	(16)	(16)
Receivable claim settlement	13	-	-	-	-	13
All other operating income	79	23	17	77	24	220
Operating income	92	23	17	77	1	210

NET INTEREST AND OTHER FINANCING EXPENSE
Premium paid for early redemption of 9.125% senior notes					4	4
Accelerated debt issuance and other costs					3	3
All other interest and other financing expense					44	44
					51	51

NET LOSS ON ACQUISITIONS AND DIVESTITURES					(1)	(1)

INCOME TAX EXPENSE (BENEFIT)
Key items					(6)	(6)
Discrete items					4	4
All other income tax expense					43	43
					41	41
INCOME (LOSS) FROM CONTINUING OPERATIONS	$92	$23	$17	$77	$(92)	$117

	Three Months Ended June 30, 2012
	Specialty	Water	Performance	Consumer	Unallocated
	Ingredients	Technologies	Materials	Markets	& Other	Total
OPERATING INCOME (LOSS)
Restructuring and other integration costs	$-	$-	$-	$-	$(3)	$(3)
Environmental reserve adjustment	-	-	-	-	(8)	(8)
All other operating income	156	19	37	59	3	274
Operating income	156	19	37	59	(8)	263

NET INTEREST AND OTHER FINANCING EXPENSE					53	53

NET GAIN ON ACQUISITIONS AND DIVESTITURES - KEY ITEM					5	5

INCOME TAX EXPENSE (BENEFIT)
Key items					(3)	(3)
All other income tax expense					58	58
					55	55
INCOME (LOSS) FROM CONTINUING OPERATIONS	$156	$19	$37	$59	$(111)	$160

Ashland Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
Free cash flow (a)	2013	2012	2013	2012
Total cash flows provided by operating activities
from continuing operations	$255	$118	$493	$146
Adjustments:
Additions to property, plant and equipment	(71)	(66)	(188)	(164)
Payment resulting from termination of interest rate swaps (b)	-	-	52	-
ISP acquisition - change in control payment (c)	-	-	-	92
Free cash flows	$184	$52	$357	$74

(a)
Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment (no longer includes a deduction for dividends) and other items Ashland has deemed non operational.

(b)	Since payment was generated as a result of financing activity, this amount has been included within this calculation.
(c)	Since payment was generated as a result of investment activity, this amount has been included within this calculation.

Ashland Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	June 30
Adjusted EBITDA - Ashland Inc.	2013	2012
Net income	$124	$151
Income tax expense	41	55
Net interest and other financing expense	51	53
Depreciation and amortization	106	107
EBITDA	322	366
(Gain) loss from discontinued operations (net of income taxes)	(7)	9
Operating key items (see Table 5)	10	6
Adjusted EBITDA	$325	$381

Adjusted EBITDA - Specialty Ingredients
Operating income	$92	$156
Add:
Depreciation and amortization	66	68
Key items (see Table 5)	(13)	-
Adjusted EBITDA	$145	$224

Adjusted EBITDA - Water Technologies
Operating income	$23	$19
Add:
Depreciation and amortization	18	18
Key items (see Table 5)	-	-
Adjusted EBITDA	$41	$37

Adjusted EBITDA - Performance Materials
Operating income	$17	$37
Add:
Depreciation and amortization	13	12
Key items (see Table 5)	-	-
Adjusted EBITDA	$30	$49

Adjusted EBITDA - Consumer Markets
Operating income	$77	$59
Add:
Depreciation and amortization	9	9
Key items (see Table 5)	-	-
Adjusted EBITDA	$86	$68